UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 20, 2008

GFI GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51103	80-0006224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Wall Street New York, NY	10005

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 968-4100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.         Compensatory Arrangements of Certain Officers.

On August 20, 2008, the Company and Mr. Levi entered into an employment agreement (the “Agreement”), pursuant to which Mr. Levi will continue to serve as Chief Operating Officer of the Company.  The initial term of the Agreement continues until July 31, 2010, unless earlier terminated, and automatically renews for one-year periods unless the parties deliver notice of their desire not to renew for a subsequent term.  Pursuant to the terms of the Agreement, Mr. Levi is entitled to an annual base salary of six hundred thousand dollars and a discretionary bonus as may be determined by the Compensation Committee of the Company’s Board of Directors.  The Agreement also provides that Mr. Levi’s gross compensation, including his base salary, bonus and any equity awards (but excluding any amounts reimbursed as fringe benefits and the restricted stock unit grant described below), shall not be less than two million seven hundred thousand dollars during each twelve month period of the term, provided Mr. Levi has not resigned in breach of the Agreement or been terminated for “cause”.  In addition, Mr. Levi will be entitled to housing costs and certain other fringe benefits, not to exceed four hundred twentyfive thousand dollars per year in the aggregate.

The Agreement provides that in the event that (i) Mr. Levi’s employment is terminated by the Company without “cause”, (ii) Mr. Levi terminates his employment with the Company for “good reason”, or (iii) Mr. Levi’s employment is terminated by the Company by reason of a “disability”, Mr. Levi shall be paid a lump sum cash payment equal to the remaining guaranteed compensation, if any, payable under the Agreement.  The terms “cause”, “good reason” and “disability” are defined in the Agreement.  In such event, the Company will also pay for the cost of the premiums for continued medical coverage for Mr. Levi under the Company’s medical plans for the longer of twelve months or the remainder of the term following termination.  Finally, any restricted stock units or stock options that have been granted to Mr. Levi that are subject to vesting based solely on Mr. Levi’s continued employment that are unvested shall immediately vest and, if applicable, become exercisable and shall generally remain exercisable for a period of three months following the date of termination; provided that all vested options issued pursuant to the 2004 Equity Incentive Plan will remain exercisable until the later of (i) 2 ½ months after the date such options would normally expire and (ii) the last day of the year in which executive is terminated.

The Agreement contains customary post-termination restrictions on any competitive activities.

In connection with the execution of the Agreement, Mr. Levi will also be granted a number of restricted stock units equal to two million five hundred thousand dollars, calculable under the Company’s written equity grant policy, under the Company’s 2008 Equity Incentive Plan.  Pursuant to the terms of a separate grant agreement, one-third (1/3) of the restricted stock units shall vest on each of the first, second and third anniversaries of the grant date,  provided Mr. Levi is employed by the Company on each such anniversary date.

Item 9.01.         Financial Statements and Exhibits

(d) Exhibits:

Exhibit	Description

10.1	Employment Agreement, dated August 20, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GFI GROUP INC.

Date: August 22, 2008	By:	/s/ Scott Pintoff
	Name:	Scott Pintoff
	Title:	General Counsel and Corporate Secretary